 Exhibit 99.1

FOR IMMEDIATE RELEASE

A.D.A.M., Inc. Reports Record Results for Third Quarter 2005 Revenues up 19%, Adjusted Net income doubles

ATLANTA, GA - (BUSINESS WIRE) - November 1, 2005 - A.D.A.M., Inc. (Nasdaq: ADAM) today announced financial results for its third quarter ended September 30, 2005. Revenues for the third quarter were $2,720,000, an increase of 19% compared to $2,278,000 in the year-ago period. Net income for the third quarter of 2005 was $6,412,000 or $0.67 per share on a fully diluted basis after the effect of an income tax benefit as described below. Adjusted net income for the third quarter of 2005, which excludes the effect of this tax benefit, was $812,000, or $0.09 per share on a fully diluted basis, compared to net income of $405,000, or $0.05 per share on a fully diluted basis, in the same period of 2004, an increase to net income of 100%.

Historically, A.D.A.M. has fully reserved its deferred tax assets, which are mostly a result of net operating loss tax carry-forwards. During the third quarter ended September 30, 2005, A.D.A.M. concluded that it is more likely than not that some portion of the deferred tax assets will be realized. Consequently, a credit to income taxes of $5,600,000 or $0.59 per share on a fully diluted basis has been recorded. This credit is included in net income in accordance with GAAP but is excluded from what we refer to as adjusted net income for comparative purposes.

"We are pleased with excellent growth in our revenues, expanding operating margins and our ability to generate cash," said Robert S. Cramer, Jr., A.D.A.M.'s Chairman and chief executive officer. "We continue to believe we are in a strong position to provide the health information and decision support solutions that our health plan, employer and distribution partners need to compete in the rapidly changing landscape of the consumer driven healthcare marketplace."

Kevin S. Noland, president and chief operating officer, added "Third quarter results show strong year over year improvement without the benefit of several new distribution agreements we signed late in the quarter. We see these types of indirect sales relationships as excellent revenue and margin enhancers and look forward to additional opportunities for distribution we currently have in the pipeline."

Nine-Months 2005 Results

For the nine-month period ended September 30, 2005, revenues were $7,547,000, up 27% from $5,962,000 for the same period last year. Adjusted net income for the nine-month period ended September 30, 2005 was $1,967,000, or $0.21 on a fully diluted basis, as compared to $945,000,or $0.11 on a fully diluted basis, for the same period of 2004, an increase of 108%.

Third Quarter 2005 Revenue Highlights

For the third quarter ended September 30, 2005, revenues from the healthcare market increased $198,000, or 13%, to $1,767,000 compared to $1,569,000 in the year-ago period. Revenues during the third quarter of 2005 from the education market increased $247,000, or 61%, to $654,000 compared to $407,000 in the same period of 2004. The increase in education revenues was primarily attributable to increased sales of A.D.A.M. Interactive Anatomy 4.0, A.D.A.M.'s flagship product for education.

Balance Sheet Highlights

As of September 30, 2005, A.D.A.M.'s cash and short-term investments totaled $10,020,000, an increase of $4,052,000 from December 31, 2004. Capital expenditures through the third quarter of 2005 were approximately $500,000. Deferred revenue as of September 30, 2005 was $3,619,000 as compared to $2,854,000 as of September 30, 2004, an increase of approximately 27%.

Conference Call Information

A.D.A.M. will hold its third quarter earnings conference call today, November 1, 2005, at 10:00 A.M. ET. To participate in the call, please dial (800) 731-2911 approximately five minutes prior to the start time. International callers may dial (303) 957-1333.

About A.D.A.M., Inc.

For more than a decade, A.D.A.M.'s unique, visually engaging online health content, decision support tools and educational products, have been helping millions of people get the information they need to better understand and make good decisions about their health and wellness. With one of the largest consumer-oriented medical information libraries in the world, A.D.A.M. markets its solutions to leading healthcare organizations, government, employers, and educational institutions. To learn more about A.D.A.M., visit www.adam.com or call 1-800-408-ADAM.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, and regulatory changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

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Contact:

    A.D.A.M., Inc., Atlanta
    Victor Thompson
    770-321-4326